July 19, 2017                              Contact:    Roger Schrum
+843-339-6018
roger.schrum@sonoco.com

Sonoco Names Philippe Guillemot to Board of Directors

Hartsville, S.C., U.S. - Sonoco (NYSE: SON), one of the largest diversified global packaging companies, today announced that Philippe Guillemot has been named to its Board of Directors.
Guillemot, 58, was chief operating officer of Alcatel-Lucent SA, Boulogne-Billancourt, France, prior to its acquisition by Nokia Oyj in 2016. Before his tenure with Alcatel-Lucent, Guillemot was chief executive officer and board director of Europcar Group from 2010 to 2012, Guyancourt, France; Chairman and CEO of Areva T&D, Paris, from 2004 to 2010; group executive vice president, Faurecia SA, Paris, from 2001 to 2003; and group vice president, Valeo, Paris, from 1998 to 2000; and held several global executive positions with Michelin from 1983 to 1998.
“With approximately 20 percent of Sonoco’s sales emanating from our consumer and industrial packaging businesses in Europe, we are extremely pleased to add an experienced senior executive to our board who understands the changing European and global markets,” said Harris DeLoach, Sonoco’s executive chairman.
Guillemot graduated from École Nationale Supérieure des Mines in Nancy, France; and received an MBA from Harvard Business School. He serves on the board of directors of Constellium N.V. (NYSE: CSTM and Euronext Paris: CSTM), a global aluminum products manufacturer based in Amsterdam, the Netherlands; and previously served on the boards of Visteon Corporation, an auto parts manufacturer based in Detroit, Mich.
With his addition to the board, Sonoco has 13 board members. Guillemot is an independent board member and assumes the seat vacated by Ed Lawton, who recently resigned for personal reasons after 17 years on the board.

About Sonoco
Founded in 1899, Sonoco is a global provider of a variety of consumer packaging, industrial products, protective packaging and display and packaging supply chain services. With annualized net sales of approximately $4.8 billion, the Company has 20,000 employees working in more than 300 facilities in 33 countries, serving many of the world’s best known brands in some 85 nations. For more information on the Company, visit our website at www.sonoco.com.

###

1 North Second Street
Hartsville, S.C. 29550 USA
www.sonoco.com